October 8, 2003


Howard Goldberg
117 Cheltenham Avenue
Linwood NJ 08221

Re:      Terms of Engagement by Laserlock Technologies, Inc. of Howard Goldberg
         ----------------------------------------------------------------------
Dear Howard:


The purpose of this letter is to outline the terms upon which you have agreed to render designated services to Laserlock Technologies, Inc. ("The Company") which are vital to its future growth and development.

1. Description of Services. You will make yourself available to the Company and spend substantial time and effort with respect to development and implementation of the Company's slot ticket advertising plan. In this respect, among other things, you will perform services with respect to the following:

         a) Development of a strategy regarding subsidizing costs of tickets to casinos incorporating anti-counterfeiting technologies;

         b) Assistance in the negotiations respecting the potential acquisition of Translucent Technologies d/b/a Slot Tickets;

         c) Development, implementation and coordination of a marketing plan with casinos to achieve approval for the Slot Ticket advertising, including dealing with outside legal counsel with respect to legal issues and Casino Control Commission approvals to the extent required;

         d) Assisting the Company in locating a Chief Operating Officer for the implementation of the above plans and strategies.

2. Time Commitment. While it is understood that the timing of your services is flexible, you agree to devote such reasonable attention to the matters described in paragraph 1 as will facilitate their execution in a reasonably prompt and effective manner.

3. Term. You will be engaged for a minimum term of 12 months, subject to extension based upon our mutual agreement.

October 8, 2003
Page 2

4. Cash Compensation. You will be paid $12,500.00 per month effective September 1, and have been paid $25,000 in advance covering the first 2 months. You also will be reimbursed for accountable expenses incurred by you in the course of your service.

5. Equity Compensation. You will be granted options to acquire shares, representing approximately 7.5% of the fully diluted shares of common stock of the Company outstanding on the date hereof at an exercise price of $.07 share. The right to exercise such options will vest in accordance with the performance criteria set forth in Exhibit A to this Letter. These stock options will be granted under an Equity Compensation Plan for key employees and consultants to be adopted by the Company, and you shall execute a standard option grant agreement adopted pursuant to such Stock Option Plan. The options will be exercisable for 10 years from date of grant and shall provide for a cashless exercise provision. Vested options shall be assignable during the term of this letter Agreement only to persons designated by you and for the purpose of their being helpful to the Company, and will be assignable without limitation upon the termination of the term hereof, as it may be extended, provided that vested options may be assigned to family members or trusts for their benefit.

6. Confidentiality. You agree to hold in confidence, not to share with any other party or use for your benefit any confidential, non-public information respecting the affairs of the Company learned in the course of your engagement. In addition, for the period of this engagement and for 1 year after the termination of this engagement you agree not to engage in any activity individuality or on behalf of any other entity which competes with the business of the Company as conducted during the term of your engagement.

Howard, I cannot tell you how excited I am about your involvement with the Company and feel very confident that, with your experience and skilled assistance, the Company will become successful. Please evidence your agreement with the above by signing the enclosed copy of this letter in the space provided.



Sincerely yours,

LASERLOCK TECHNOLOGIES, INC.

                                                 AGREED and ACCEPTED:

By:  NORMAN GARDNER
     -------------------------
     Norman Gardner, President                   HOWARD GOLDBERG
                                                 -----------------
                                                 Howard Goldberg

                                    EXHIBIT A

                               Vesting of Options
                               ------------------


         The options will become exercisable on the following basis:

            1.  25% shall become exercisable upon execution hereof;

            2. 6% shall vest for each quarterly period from September 1 that you perform services pursuant to this Letter Agreement in a manner consistent with its terms;

            3. The balance shall vest upon the achievement of two of the four objectives set forth in paragraph 1 hereof, as reasonably determined by the Board of Directors of the Company; provided, however, that the benchmarks set forth in said paragraph 1 shall be adjusted to conform to any material alterations in the business plan and strategies of the Company as adopted by the Board of Directors.